Exhibit 99.1

ATC Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION JOINS THE UNITED NATIONS GLOBAL COMPACT AND ADOPTS THE UNITED NATIONS WOMEN’S EMPOWERMENT PRINCIPLES

Boston, Massachusetts – May 23, 2022 – American Tower Corporation (NYSE: AMT) announced today it has joined the United Nations Global Compact (UNGC), through which more than 15,000 companies around the world have made a voluntary commitment to align company operations and strategies with universal principles on human rights, labor, environment and anti-corruption. In addition, American Tower has adopted the United Nations Women’s Empowerment Principles (WEPs) as part of its goal to promote gender equality and female empowerment in the workplace and community.

Tom Bartlett, American Tower’s Chief Executive Officer, stated, “Pledging our support of the UNGC and WEPs reflects our unwavering responsibility to a principles-based approach to corporate sustainability that upholds a commitment to people and the planet. We will continue to embed these initiatives and principles into the strategy, culture and operations of American Tower, and engage in collaborative projects which advance the broader objectives of the United Nations, particularly the Sustainable Development Goals.”

American Tower’s steadfast commitment to ethical business operations through its policies, such as its Code of Ethics and Business Conduct Policy, Global Human Rights Statement and Vendor Code of Conduct, ensures that the principles of the UNGC are manifested in the Company’s day-to-day operations. The Company has also developed industry-leading environmental and climate-related practices, ranging from prefeasibility environmental assessments and protection of biodiversity at its communications sites to significant investment and progress in reducing its carbon footprint. To date, American Tower has invested approximately $300 million towards energy-efficient solutions, primarily in solar and battery power at its communications sites.

American Tower believes that gender diversity in its leadership makes the Company stronger and has increased female representation in its Board of Directors to 38 percent in 2022. “Our adoption of the WEPs aligns with our goals of advancing gender equality and enhancing opportunities for female leaders in the wireless industry,” said Mneesha Nahata, American Tower’s Chief Sustainability Officer. The Company also recognizes the importance of supporting female empowerment from the ground up through partnerships formed with organizations such as the Wireless Infrastructure Association and WE Evolution to make higher representation possible. In addition, through its Digital Communities program, the Company specifically seeks to enter strategic partnerships with organizations that empower women and children.

For more information on American Tower’s sustainability program, please visit the “Sustainability” section of the Company’s website at www.americantower.com.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 221,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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